UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2011

CAPE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-33934	26-1294270
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

225 North Main Street, Cape May Courthouse, New Jersey	08210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (609) 465-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 5, 2011, Cape Bancorp, Inc. appointed Charles L. Pinto as Chief Marketing Officer of Cape Bank and Cape Bancorp, Inc.  Mr. Pinto was previously the Chief Marketing Officer for Wilmington Trust Company.

(e)           Change in Control Agreement.  Cape Bank intends to enter into a change in control agreement with Charles L. Pinto, Executive Vice President and Chief Marketing Officer.  The term of the agreement will begin as of July 5, 2011 and continue until October 1, 2012 (the “anniversary date”).  Within 90 days prior to the anniversary date of the agreement, and within 90 days of each succeeding anniversary date, the Chief Executive Officer of Cape Bank will provide a recommendation to the board of directors of Cape Bank regarding the renewal or nonrenewal of the agreement.  On the basis of the Chief Executive Officer’s recommendation, the disinterested members of the board of directors or, in the board’s discretion, a committee designated by the board, will conduct a comprehensive performance evaluation of the executive for purposes of determining whether to extend the term of the agreement for an additional year.  If the board of directors determines not to extend the term of the agreement, the agreement will end on the anniversary date of the agreement.  In the event that at any time prior to the agreement’s anniversary date, Cape Bank or Cape Bancorp, Inc. enters into an agreement to effect a transaction which would constitute a change in control, the agreement will terminate twelve months following the date on which the change in control occurs.

In the event of termination of employment within twelve months following a change in control and during the term of the agreement by Cape Bank for other than cause, or by the executive for “good reason,” as defined in the agreement, then Cape Bank will pay the executive as severance pay a lump-sum cash payment equal to two times the executive’s base salary and average bonus earned during the three years prior to the year in which the termination occurs.  Severance benefits will be payable within ten calendar days of the executive’s termination.  In addition, the executive will be entitled, at no expense to him, to the continuation of substantially comparable life, medical and dental coverage for two years following the date of termination, provided that, if earlier, such medical and dental coverage will cease on the date the executive becomes eligible for Medicare unless he is covered by family coverage or coverage for self and spouse, in which case the executive’s family or spouse will continue to be covered for the remainder of the two-year period.  In the event the payment or provision of benefits in kind would be deemed illegal or subject to taxes or penalties, such benefits will be replaced with a cash lump-sum payment, to the extent permitted by law.

The agreement provides that for one year following the termination of employment for which the executive is entitled to a benefit, the executive agrees not to (i) solicit or take any other action intended to have the effect of causing any officer or employee of Cape Bank or Cape Bancorp, Inc. to terminate employment and accept employment with or become affiliated with or provide services to a business that competes with the business of Cape Bank, Cape Bancorp, Inc. or any subsidiary or affiliate, that has headquarters or offices within 25 miles of any location in which Cape Bank or Cape Bancorp, Inc. has business operations or has filed an application for regulatory approval to establish an office; or (ii)  solicit or take any other action intended to cause any customer of Cape Bank to terminate an existing business or commercial relationship with Cape Bank.

A copy of this change in control agreement will be filed as an exhibit to Cape Bancorp, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Item 9.01.                      Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell company transactions: Not Applicable.

(d)	Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPE BANCORP, INC.
DATE: July 7, 2011	By:	/s/ Guy Hackney
Guy Hackney
Chief Financial Officer